EXHIBIT (2)(k)(1)
FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this 25th day of July, 2007, by and between THE CUSHING MLP TOTAL RETURN FUND, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;
     WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
     WHEREAS, the Trust desires to retain USBFS to provide fund administration services of the Trust.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

Subject to the supervision of the board of trustees of the Trust (the “Board”), USBFS shall provide the following administration services to the Trust:
A.	General Trust Management:
(1)	Act as liaison among Trust service providers.

(2)	Supply:
a.	Trust secretarial services.

b.	Office facilities (which may be in USBFS’s, or an affiliate’s, own offices).

c.	Non-investment-related statistical and research data as needed.
(3)	Coordinate the Trust’s Board communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Trust counsel.

b.	Prepare reports for the Board based on financial and administrative data.

c.	Evaluate independent auditor.

d.	Secure and monitor fidelity bond and trustee and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board and Trust shareholders.

f.	Recommend dividend declarations to the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Provide personnel to serve as trustees of the Trust if so elected by the Board, attend Board meetings and present materials for directors’ review at such meetings.
(4)	Audits:
a.	Prepare appropriate financial schedules and assist the Trust’s independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.
(5)	Assist in overall operations of the Trust.

(6)	Pay Trust expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

(8)	Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board.

(9)	Prepare such financial reports as may be required by any stock exchange on which the Trust’s shares are listed.

(10)	Monitor any share repurchase program the Trust may engage in including the timely reporting of such information to any stock exchange on which the Trust’s shares are listed.
B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested directors.

b.	Monitor compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board periodically.
(2)	Blue Sky Compliance:
a.	Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.

c.	Provide updates regarding material developments in state securities regulation.
(3)	SEC Registration and Reporting:
a.	Assist Trust counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Trust shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
(4)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Asset diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and independent accountants.

(3)	Supervise the Trust’s custodian and fund accountants in the maintenance of the Trust’s general ledger and in the preparation of the Trust’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Trust.

(5)	Monitor the expense accruals and notify the Trust’s management of any proposed adjustments.

(6)	Prepare monthly financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.

b.	Statement of Assets and Liabilities (balance sheet) .

c.	Statement of Operations (income and expense statement) .

d.	Statement of Changes in Net Assets.

e.	Cash Statement.

f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.
D.	Tax Reporting:
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 for payments to disinterested directors and other service providers.

(4)	Monitor wash sale losses.

(5)	Calculate eligible dividend income for corporate shareholders.
3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.
4.	Representations and Warranties
A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, that may have a bearing on its ability to comply with this Agreement, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
5.	Standard of Care; Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. If USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.
Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.
6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto. USBFS agrees to provide such information, and make its representatives available as the Trust may request.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:
a.	the rebate of any negotiated discounts;

b.	all reasonable fees associated with converting services to successor service provider;

c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable out-of-pocket costs associated with a-c above.
13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware , without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. The Trust acknowledges that in-house USBFS attorneys exclusively represent USBFS and the Trust may not rely on USBFS attorneys . Because no attorney-client relationship exists between in-house USBFS attorneys and the Trust, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances in which case USBFS shall provide the Trust prior notice of any such disclosure and cooperate fully with the Trust should the Trust desire to defend against such disclosure. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.
19.	No Liability of Trustees or Shareholders

The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Trust shall be sent to:
The Cushing MLP Total Return Fund
c/o Swank Energy Income Advisors, LP
3300 Oak Lawn Avenue, Suite 650
Dallas, TX 75219

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE CUSHING MLP TOTAL RETURN FUND		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Mark Fordyce	By:	/s/ Michael R. McVoy

Name: Mark Fordyce		Name: Michael R. McVoy

Title: CFO		Title: Sr. Vice President

Exhibit A to the Fund Administration Servicing Agreement
CLOSED-END FUND
ADMINISTRATION, FUND ACCOUNTING, CUSTODY SERVICES
ANNUAL FEE SCHEDULE at June, 2007
Fund Administration Services Per Fund*
8 basis points on the first $100 million
5 basis points on the next $200 million
4 basis points on the balance above $300 million
Minimum annual fee: $45,000 per portfolio
Fund Accounting Services Per Fund*
$33,000 on the first $100 million
1 basis point on the balance
Advisor Information Source Web Portal
•	$150 /fund/month

•	$500 /fund/month for clients using an external administration service

•	Specialized projects will be analyzed and an estimate will be provided prior to work being performed.
NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.
Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.
All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
•	$.15 Domestic and Canadian Equities

•	$.15 Options

•	$.50 Corp/Gov/Agency Bonds

•	$.80 CMO’s

•	$.50 International Equities and Bonds

•	$.80 Municipal Bonds

•	$.80 Money Market Instruments

•	$125 /fund/month — Mutual Fund Pricing

•	$2.00 /equity Security/Month Corporate Actions

•	$125 /month Manual Security Pricing (>10/day)

•	Factor Services (BondBuyer)
•	$1.50 /CMO/month

•	$.25 /Mortgage Backed/month

•	$300 /month Minimum Per Fund Group
•	Fair Value Services (FT Interactive)
•	$.60 on the first 100 securities per day

•	$.44 on the balance of securities per day
Custody Annual Fee Based Upon Market Value Per Fund*
.40 basis point on average daily market value
Minimum annual fee per fund — $4,800
Plus portfolio transaction fees
Custody Portfolio Transaction Fees
$ 4.00 per book entry DTC transaction
$ 4.00 per principal paydown
$ 6.00 per short sale
$ 7.00 per US Bank repurchase agreement transaction
$ 8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$25.00 per physical transaction
$50.00 per Cedel/Euroclear transaction
$ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$ 6.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year
•	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•	No charge for the initial conversion free receipt.

•	Overdrafts – charged to the account at prime interest rate plus 2.
Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.
Fees are billed monthly.

*	Subject to annual CPI increase, Milwaukee MSA.

Exhibit A (continued) to the Fund Administration Agreement
CHIEF COMPLIANCE OFFICER
SUPPORT SERVICES
FEE SCHEDULE at June, 2007
Chief Compliance Officer Support Services
U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC. Indicated below are samples of functions performed by USBFS in this CCO support role:
•	Business Line Functions Supported
•	Fund Administration and Compliance

•	Transfer Agent and Shareholder Services

•	Fund Accounting

•	Custody Services

•	Securities Lending Services
•	Daily Resource to Fund CCO, Fund Board, Advisor

•	Provide USBFS/USB Critical Procedures & Compliance Controls

•	Daily and Periodic Reporting

•	Periodic CCO Conference Calls

•	Dissemination of Industry/Regulatory Information

•	Client & Business Line CCO Education & Training

•	Due Diligence Review of USBFS Service Facilities

•	Quarterly USBFS Certification

•	Board Meeting Presentation and Board Support

•	Testing, Documentation, Reporting
Annual Fee Schedule*
•	$1,200 per service per year
Fees are billed monthly.

*	Subject to annual CPI increase, Milwaukee MSA.